As filed with the Securities and Exchange Commission on May 20, 2011

Registration No. 333-136299

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

K-TRON INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	22-1759452
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Routes 55 and 553
Pitman, New Jersey	08071-0888
(Address of Principal Executive Offices)	(Zip Code)

K-Tron International, Inc. 2006 Equity Compensation Plan
(Full title of the plan)

John R. Zerkle
Secretary
K-Tron International, Inc.
One Batesville Boulevard
Batesville, Indiana 47006
(Name and address of agent for service)

(812) 931-3832
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

Explanatory Note

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Form S-8 Registration Statement No 333-136299 filed by K-Tron International, Inc. (the “Company”) on August 4, 2006 (the “Registration Statement”), pursuant to which Registration Statement the Company registered 200,000 shares of its Common Stock, par value $0.01 (“Common Stock”), is being filed to deregister securities remaining unissued under such Registration Statement.

On January 8, 2010, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Hillenbrand, Inc. (“HI”) and Krusher Acquisition Corp. (“Acquisition Sub”).  Pursuant to the Merger Agreement, Acquisition Sub merged into the Company on April 1, 2010, as a result of which the Company (as the survivor of the merger) became a wholly-owned subsidiary of HI.  The Certificate of Merger for such transaction was filed with the New Jersey Division of Revenue and became effective at 11:59 p.m. on April 1, 2010.

As a result of the transaction described above, the Company has terminated all offerings of its Common Stock registered by the Registration Statement.  Accordingly, pursuant to Item 512(a)(3) of Regulation S-K, the Company hereby removes from registration any and all shares of Common Stock of the Company previously registered but not sold or issued under the Registration Statement as of the filing of this Post-Effective Amendment.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Batesville, State of Indiana, on the 20th day of May, 2011.

HILLENBRAND, INC. (Registrant)

By:	/s/ Kenneth A. Camp
	Name:	Kenneth A. Camp
	Title:	President and Chief Executive Officer

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